Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

MedAvail Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share, reserved for future issuance under the 2020 Equity Incentive Plan	457(c) and 457(h)	4,008,486	$0.2682	$1,075,075.95	$0.00011020	$118.47
Total Offering Amounts					$1,075,075.95		$118.47
Total Fees Previously Paid							—
Total Fee Offsets(3)							—
Net Fee Due				-			$118.47

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends, recapitalizations other or similar transactions.

(2)    Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, using the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Capital Market on June 26, 2023.

(3)    The Registrant does not have any fee offsets.